Exhibit 2



April 19, 2000

VIA FACSIMILE

Christopher H. Richmond
President, Commercial Equipment Financing
General Electric Capital Corp.
44 Old Ridgebury Road
Danbury, CT 06810

Kevin P. Fitzgerald
President
Neff Corporation
3750 N.W. 87th Avenue
Miami, FL 33178

Re:  Neff Investors proposal

Dear Sirs:

     The Special Committee of the Board of Directors of Neff Corp. is in receipt of your letter relating to your proposal for taking Neff Corp. private. The Special Committee has instructed its legal and financial advisers, Cadwalader, Wickersham & Taft and Prudential Securities, to work with you toward the prompt completion of the transaction you have proposed. You should expect to hear from Cadwalader and Prudential in the near future. The Special Committee would appreciate your cooperation with them.

                                   Very truly yours,



                                   /s/ Gerald A. Eppner
                                   Gerald A. Eppner

cc:  Arthur B. Laffer
     Michael Markbreiter
     Paul D. Dean
     Prudential Securities